Exhibit 99.1

James Lowry to join Janus Henderson as Global Chief Operating Officer

LONDON — Janus Henderson Group plc (NYSE/ASX: JHG) announces the appointment of James Lowry (J.R.) to the newly created role of Global Chief Operating Officer at Janus Henderson Group plc. James Lowry has over 25 years of relevant global experience and joins the firm from State Street where he currently holds the position of Chief Operating Officer of State Street Alpha, State Street’s front-to-back investment management platform division. James Lowry will join the firm on 1 October 2021, will be based in London and will report to Dick Weil, CEO of Janus Henderson.

As part of his new role, James Lowry will oversee operations, technology, data governance and architecture, change management and strategic vendor oversight. He will further strengthen our leadership team, in the delivery of operational excellence and transformation.  In addition, James will join the firm’s Executive Committee.

Dick Weil, Chief Executive Officer of Janus Henderson said: “We are excited to welcome James Lowry to our firm, his strong technology transformation experience and exceptional process improvement skills will further accelerate our pursuit of achieving Simple Excellence for our clients.”

James Lowry commented: “I’m delighted to join a firm with an impeccable reputation for excellence and true client focus. In my new role I will be focusing on delivering innovative processes to continue to enhance existing frameworks and use my experience in operations and technology to build out the next generation of data-driven, customer-centric operating models.”

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About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping investors achieve long-term financial goals through a broad range of investment solutions, including equities, fixed income, quantitative equities, multi-asset and alternative asset class strategies.

At 31 March 2021, Janus Henderson had approximately US$405 billion in assets under management, more than 2,000 employees, and offices in 25 cities worldwide. Headquartered in London, the company is listed on the New York Stock Exchange (NYSE) and the Australian Securities Exchange (ASX).

Press enquiries: Stephen Sobey Head of Media Relations +44 (0) 20 7818 2523 stephen.sobey@janushenderson.com

US: River Communications

Jim Tobin

+1 914 686 5599

jtobin@riverinc.com

Janus Henderson Group plc Incorporated and registered in Jersey 13 Castle Street St Helier, Jersey JE1 1ES No. 101484 ABN 67 133 992 766